EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-47917, 333-39471, 333-67810, 333-60470, 333-60466, 333-101557, 333-97972, 333-126016 and 333-108311), and in the Registration Statement on Form S-3 (No. 333-89885) of Patterson-UTI Energy, Inc. and its subsidiaries of our report dated February 26, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP
Houston, Texas
February 26, 2007